Exhibit 99.1

RPM ANNOUNCES REDEMPTION OF SENIOR CONVERTIBLE NOTES AND ELIGIBILITY FOR CONVERSION BASED ON RPM’S STOCK PRICE

MEDINA, Ohio, June 13 /PRNewswire/ — RPM International Inc. (NYSE: RPM) announced today that it has called for redemption all of its outstanding Senior Convertible Notes due May 13, 2033. The company also announced that, on June 1, 2008, in accordance with the terms of the indenture under which the notes were issued, the notes became eligible for conversion based upon the price of RPM’s common stock during its most recently completed fiscal quarter.

The notes will be redeemed on July 14, 2008 at a price of $507.54 per $1,000 principal amount of notes. In accordance with the terms of the indenture, the redemption price is equal to the issuance price of the notes plus accrued original issue discount on the redemption date. If all of the notes were redeemed, the aggregate redemption amount would be approximately $150.7 million.

Alternatively, holders may convert each $1,000 principal amount of the notes into 27.0517 shares of RPM common stock. The conversion rate for the notes is the same regardless of whether the notes are converted incident to their redemption or pursuant to the conversion right arising out of the performance of RPM’s common stock during the last fiscal quarter. Based upon the June 12, 2008 per share closing price of $23.74 of RPM’s common stock, such number of shares would have a market value of $642.21. As a result, RPM anticipates that virtually all of the notes will be presented for conversion. Notes presented for conversion due to the redemption will be retired with RPM common stock, with holders receiving cash for fractional shares. All conversion rights (including those based on the price of RPM’s common stock during the most recent quarter) will expire upon redemption of the notes. Failure of holders to convert their notes will result in such holders receiving the redemption price. To collect the redemption price, holders must follow the instructions and other conditions set forth in the senior convertible notes and the indenture pursuant to which such notes were issued. Holders wishing to exercise their option to convert, whether based on stock price or incident to the redemption, must follow the instructions and other conditions set forth in the senior convertible notes and the indenture.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.

For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-5090 or ktompkins@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the prices and availability of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for existing and future asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2007, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

SOURCE RPM International Inc.

CONTACT:

P. Kelly Tompkins

executive vice president and chief administrative officer of RPM International Inc.

+1-330-273-5090

ktompkins@rpminc.com